        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 1997
                                                      Registration No. 33-71278

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                            CYPRESS BIOSCIENCE, INC.
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                 2831
    (State or other jurisdiction of         (Primary Standard Industrial
    incorporation or organization)          Classification Code Number)

                                    22-2389839
                       (I.R.S. Employer Identification Number)

                                   -----------
                         4350 EXECUTIVE DRIVE, SUITE 325
                               SAN DIEGO, CA 92121

                                 (619) 452-2323

       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   ------------
                                 JAY D. KRANZLER
     CHIEF EXECUTIVE OFFICER, CHIEF SCIENTIFIC OFFICER AND VICE CHAIRMAN OF
                 THE BOARD OF DIRECTORS CYPRESS BIOSCIENCE, INC.
                         4350 EXECUTIVE DRIVE, SUITE 325
                               SAN DIEGO, CA 92121
                                 (619) 452-2323

 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:

                             FREDERICK T. MUTO, ESQ.
                              CARL R. SANCHEZ, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                               SAN DIEGO, CA 92121

                                   -----------
        Approximate date of commencement of proposed sale to the public:
      FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.


                                   -----------
         If the only securities being registered in this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. [ ]


         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
          TITLE OF SECURITIES    AMOUNT TO BE     PROPOSED MAXIMUM              PROPOSED MAXIMUM              AMOUNT OF
           TO BE REGISTERED     REGISTERED (1) OFFERING PRICE PER SHARE (2)   AGGREGATE OFFERING PRICE(2)   REGISTRATION FEE (3)
================================================================================================================================

Common Stock, $.02 par value ...  1,850,000             $2.50                     $4,625,000               $1,594.83
================================================================================================================================


 (1) Includes indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

 (2) Calculated in accordance with Rule 457.

 (3) Filing fee was previously paid upon the initial filing of the registration statement.

------------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION DATED JANUARY 7, 1997

                                   PROSPECTUS

                            CYPRESS BIOSCIENCE, INC.

                                    1,850,000

                             SHARES OF COMMON STOCK
                           (PAR VALUE $.02 PER SHARE)

                             ISSUABLE UPON EXERCISE
                            OF CERTAIN UNIT WARRANTS

         This Prospectus relates to an offering of up to 1,850,000 shares of Common Stock par value $.02 per share (the "Common Stock") of Cypress Bioscience, Inc. ("Cypress" or the "Company") issuable by the Company upon exercise of certain outstanding transferable warrants (the "Unit Warrants") originally issued by the Company to certain persons (the "Unit Warrant Holders") in connection with the sale of 1,850,000 units, each unit consisting of three shares of Common Stock of the Company and one warrant to purchase one share of Common Stock of the Company (the "Units"), by means of a prospectus which was part of a registration statement on Form S-1 (Registration No. 33-41225) declared effective by the Securities and Exchange Commission (the "Commission") on August 29, 1991. See "Description of Unit Warrants and Plan of Distribution."

         As of May 21, 1996, the Common Stock of the Company has been traded on the Nasdaq SmallCap Market under the symbol "CYPB." Prior to May 21, 1996, the Common Stock of the Company was traded on the Nasdaq SmallCap Market under the symbol "IMRE." The last reported sales price of the Company's Common Stock on the Nasdaq SmallCap Market on January 3, 1997 was $1.968 per share. The Unit Warrants are traded on the Nasdaq SmallCap Market under the symbol "CYPBW."

  THE SECURITIES BEING OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
      FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.




    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------
                           Price to Unit Warrant Holders        Proceeds to Company(1)
--------------------------------------------------------------------------------------

         Per Share                         $ 2.50                              $2.50
--------------------------------------------------------------------------------------
         Total                         $4,625,000                         $4,625,000
--------------------------------------------------------------------------------------


 (1) Does not exclude costs of registration to be paid by the Company estimated at $20,000.

                THE DATE OF THIS PROSPECTUS IS JANUARY___, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional
Offices: Chicago Regional Office, 500 West Madison Street, Suite 1400, Northwest Atrium Center, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission web site also contains reports, proxy and information statements, and other information regarding the Company that has been filed electronically with the Commission. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006 and the Common Stock of the Company is quoted on the Nasdaq SmallCap Market

         PROSORBA(R) and IPM are registered trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

                             ADDITIONAL INFORMATION

         A registration statement on Form S-3 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits and schedules thereto may be inspected by anyone without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission upon the payment of certain fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1995, the Company's Proxy Statement for the 1996 Annual Meeting of Stockholders filed on March 11, 1996 pursuant to Rule 14a-6 of the Exchange Act, the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, the Company's Current Report on Form 8-K dated as of March 8, 1996, the Company's Current Report on Form 8-K dated as of April 1, 1996, the Company's Current Report on Form 8-K dated as of November 18, 1996 and the Company's registration statement on Form S-3/A (Registration No. 333-15483) dated November 12, 1996 filed by the Company with the Commission are hereby incorporated by reference in this Prospectus except as superseded or modified herein. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.


                                       2.

         The Company will provide without charge to each person, including any beneficial owner of shares of Common Stock of the Company, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Director of Finance at the Company's principal executive offices at 4350 Executive Drive, Suite 325, San Diego, CA 92121 (telephone (619) 452-2323).

                                       3.

                                   THE COMPANY

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements. Factors that could cause or contribute to such difference include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

         Cypress Bioscience, Inc. was incorporated under the laws of the State of Delaware in 1981 to research, develop, manufacture and market medical devices for the treatment and diagnosis of select immune-mediated diseases, transplantations and cancers. The Company's first product, the PROSORBA(R) column, a medical device, treats a patient's defective immune system so that it can more effectively respond to certain diseases. The Company received marketing approval from the U.S. Food and Drug Administration (the "FDA") in December 1987 to distribute the PROSORBA(R) column for treatment of idiopathic thrombocytopenic purpura ("ITP"), an immune-mediated bleeding disorder. Since 1987, the Company has had approximately $24,000,000 of sales of the PROSORBA(R) column.

         The Company is in the process of completing a substantial restructuring of its operations. To date, the restructuring has included a streamlining of operations and a relocation of all operations of the Company, except manufacturing operations, to San Diego, California. In addition, the Company has elected to establish its own internal sales force dedicated solely to selling the PROSORBA(R) column. In this regard, the Company has hired six salespersons to date and is in the process of training such sales force. There can be no assurance that the restructuring, once completed, will be successfully implemented.

         In October 1996, the Company completed a private placement of 1,734,000 Units which were sold to certain "accredited investors" (as defined in Rule 501 of the Securities Act) (the "Private Placement") at a per Unit sales price of $4.00. The Units sold in the Private Placement each consist of two shares of Common Stock of the Company and one warrant to purchase one share of Common Stock of the Company. Net proceeds to the Company from the Private Placement (after deducting placement agent fees of approximately $506,880) were $6,429,120. The Private Placement was made in reliance on exemptions from the registration and qualification requirements of the Securities Act and applicable state securities laws.

         In November 1996, the Company completed the acquisition, pursuant to a merger (the "Merger"), of PRP, Inc., a Delaware corporation ("PRP"), a Boston-based biopharmaceutical company engaged in the development of products to treat disorders of blood platelet functions. In consideration of the purchase of PRP, the Company issued Units with a value of approximately $4,585,645 to certain holders of indebtedness of PRP and is obligated to make a certain milestone payment and payments on net sales of products based upon the technology of PRP that was acquired in the Merger to the former holders of equity securities and a creditor of PRP. In connection with the acquisition, the Company has agreed to allocate certain amounts of funding to commercialize PRP's lead product, Infusible Platelet Membranes ("IPM").

         The Company's executive offices are located at 4350 Executive Drive, Suite 325, San Diego, California 92121 and its telephone number is (619) 452-2323.

                                       4.

                               RISK FACTORS

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited, to those discussed in this section, as well as those discussed elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing any of the Securities being offered hereby.

         INTEGRATION OF OPERATIONS. If the Company is to realize the anticipated benefits of the Merger, the operations of PRP and the Company must be integrated and combined efficiently. The process of rationalizing management and administrative resources, facilities, management information systems and other aspects of operations, while managing a larger and geographically expanded entity, will present a significant challenge to the management of the combined company. There can be no assurance that the integration process will be successful or that the anticipated benefits of the business combination will be fully realized. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues or that there will not be other material adverse effects of these integration efforts.

         NEED FOR ADDITIONAL CAPITAL. The Company is actively seeking opportunities to raise additional capital to be used primarily to fund existing operations related to the manufacture and sale of the PROSORBA(R) column, to develop new and complete existing research and development activities, and to fund clinical trials related to the proposed use of the PROSORBA(R) column for the treatment of rheumatoid arthritis and certain platelet disorders. Except in very limited circumstances, the Company is obligated to expend no less than $4,000,000 on the development of IPM. In addition, the Company will require substantial additional capital over a period of a number of years to further development and marketing of IPM. To the extent the Company decides to continue the development of other products previously being developed by PRP, it will be required to raise additional capital. The amount of capital required by the Company is primarily dependent upon the following factors: results of clinical trials, results of current research and development efforts, the FDA regulatory process, potential competitive and technological advances and levels of product sales. Because the Company is unable to predict the outcome of the previously noted factors, some of which are beyond the Company's control, the Company is unable to estimate, with certainty, its mid- to long-term total capital needs. Although the Company may seek to raise additional capital through a combination of additional equity offerings, joint ventures, strategic alliances, borrowings and other available sources, there can be no assurance that the Company will be able to raise additional capital through such sources or that funds raised thereby will allow the Company to maintain its current and planned operations as provided herein. If the Company is unable to obtain additional financing, it may be required to delay, scale back or eliminate some or all of its research and development activities, including those activities associated with the acquisition of PRP, to license to third parties technologies that the Company would otherwise seek to develop itself, to seek financing through the debt market at potentially higher costs to the Company and/or to seek additional methods of financing.

         HISTORY OF OPERATING LOSSES. The Company has operated at a loss since its formation in October 1981. As of September 30, 1996, the Company had an accumulated deficit of approximately $49,000,000. The ability of the Company to achieve profitability is dependent upon, among other things, successful completion of anticipated clinical trials and obtaining FDA marketing approval of the PROSORBA(R) column in additional disease indications in a timely manner. The Company would have to significantly scale back its plans, curtail clinical trials, and limit its present operations in order to become profitable or operate on a break-even basis if it does not receive marketing approval from the FDA for the PROSORBA(R) column for the treatment of diseases in addition to ITP. There can be no assurance that the Company will successfully complete any present or future clinical trials, gain approval to begin any new clinical trials, meet applicable regulatory standards or successfully market its



                                       5.

products to generate sufficient revenues to render the Company profitable. See "--Prior Exclusive Agreement with Baxter; Necessity of Establishing a Sales Force."

         MANAGEMENT CHANGES; RESTRUCTURING PLAN; DEPENDENCE UPON KEY PERSONNEL. Within the last 13 months, the Company has undergone changes in senior management. In December 1995, Martin D. Cleary resigned as Chief Executive Officer and a member of the Board of Directors of the Company. Mr. Cleary's resignation was a result of the Company's determination that it would best be served by having senior management resident on the West Coast near the Company's principal executive offices and other operations. Mr. Cleary, resident on the East Coast, was unable to relocate and consequently agreed to resign as Chief Executive Officer and as a director. Also in December 1995, Harvey J. Hoyt, M.D. resigned as Executive Vice President and as a director as a result of the appointments of new members of senior management and the restructuring of the Company, which restructuring eliminated Dr. Hoyt's position. In March 1996, Frank R. Jones resigned as Chief Scientific Officer and as Chairman of the Board and in May 1996, Alex P. de Soto resigned as the Company's Vice President, Chief Financial Officer, Secretary and Treasurer. Messrs. Jones' and de Soto's resignations were a result of the restructuring of the Company and the Company's relocation of its executive offices to San Diego, California. In December 1995, Jay D. Kranzler, M.D., Ph.D. was appointed as Chief Executive Officer and Vice Chairman of the Board of Directors and Debby Jo Blank, M.D. was appointed as President, Chief Operating Officer and a member of the Board of Directors of the Company. In April 1996, Susan E. Feiner was appointed as the Company's Director of Finance, Controller, Secretary and Treasurer.

         The Company is in the process of completing a substantial restructuring plan. The restructuring plan is intended to reduce the Company's overhead and recurring costs by reducing the Company's work force and consolidating its two manufacturing facilities into one central manufacturing facility located in Redmond, Washington. By eliminating approximately 20 positions, the Company expects to realize an annual salary savings in excess of $1,000,000. However, to date the Company has incurred approximately $700,000 in connection with the consolidation of its manufacturing operations and estimates it will incur a total of approximately $1,000,000 in capital expenditures associated with such consolidation. In connection with the restructuring plan, the Company has relocated all of its operations, except manufacturing, from Seattle, Washington to San Diego, California. The restructuring is not yet completed and there can be no assurance that such a restructuring will be completed as scheduled, if at all. Even if such a restructuring is completed, there can be no assurance that it will be successfully implemented.

         The Company's success is dependent upon certain key management and technical personnel, including the new members of senior management. The loss of the services of any of these key employees could have a material adverse effect on the Company. The Company does not currently maintain any key employee insurance coverage.

         FDA APPROVAL AND REGULATIONS. The Company is currently conducting a controlled clinical trial of the PROSORBA(R) column for treatment of rheumatoid arthritis. Although the FDA has approved the commercial sale of the PROSORBA(R) column for the treatment of ITP, there can be no assurance that current or future clinical trials will produce data satisfactory to the FDA to establish the effectiveness of the PROSORBA(R) column for treatment of diseases other than ITP, such as rheumatoid arthritis, transplantations and certain cancers, or that the FDA will approve the PROSORBA(R) column for treatment of such diseases in a timely manner, if at all.

         The Company plans to continue the Phase II clinical trials of IPM currently underway. Clinical trials are vigorously regulated by the FDA and must meet requirements for institutional review board oversight and informed consent as well as FDA review and oversight and good clinical practice regulations. There can be no assurance that the clinical trials being conducted for IPM will be completed successfully within any specified period of time, if at all, or that if successful the Company will be able to further develop IPM. Furthermore, the Company or the FDA may delay or suspend clinical trials at any time if it is determined that the subjects participating in such trials are being exposed to unacceptable health risks. Any such delay or suspension could have a material adverse effect on the Company's business.


                                       6.

         The PROSORBA(R) column is commercially distributed under a premarket approval ("PMA") application that was approved by the FDA in 1987. Changes to the product and its manufacturing process, and certain types of labeling changes must be approved by the FDA prior to implementation. The Company currently has one supplement to the PMA pending with the FDA for a labeling change addressing the use of ancillary equipment during the use of the PROSORBA(R) column therapy. The FDA has indicated to the Company that the PMA supplement would be approvable if certain additional information is provided. There can be no assurance that the Company will receive approval of its pending PMA supplement or any future PMA supplements will be approved by the FDA.

         Even if FDA approval is granted to market a product for the treatment of a particular disease, subsequent discovery of previously unknown problems may result in restrictions on the product's future use or withdrawal of the product from the market. In addition, any other products developed in the future will require clinical testing and FDA marketing approval before they can be commercially exploited in the United States. Such approval process is typically very lengthy and there is no assurance that FDA approvals will be obtained.

         The manufacture and distribution of medical devices are subject to continuing FDA regulation. In addition to the requirement that the device be marketed only for its approved use, applicable law requires compliance with the FDA's good manufacturing practices ("GMP") regulations. Failure to comply with the GMP regulations or with other applicable legal requirements can lead to federal seizure of non-complying products, injunctive actions brought by the federal government, and potential criminal liability on the part of the Company and of the officers and employees of the Company who are responsible for the activities that lead to the violations.

         To date, production of commercial quantities of the raw materials utilized in production of the PROSORBA(R) column has been performed at the Redmond facility. Final assembly of the PROSORBA(R) column has been performed at the Seattle facility. In conjunction with the Company's restructuring plan and corresponding reduction in facilities, the Seattle and Redmond, Washington facilities are being consolidated into a single manufacturing facility in Redmond. The Company has already subleased a major portion of its Seattle facility to a third party. Under the terms of the Company's sub-lease of its Seattle facility, the Company is required to vacate the remainder of the facility no later than March 31, 1997. In the event, the Company fails to vacate the premises by March 31, 1997, the sub-lessee has the option to terminate the sub-lease. The Redmond facility is under renovation in order to enable both the production of raw materials, as well as the final assembly of the PROSORBA(R) column, to be performed in the Redmond facility. The renovated Redmond facility, when complete, must comply with the FDA's GMP regulations and must complete the GMP re-approval process. There can be no assurance that the Company will complete the renovations in time to sustain uninterrupted production of the PROSORBA(R) column. In addition, there can be no assurance that the renovated facility will receive GMP approval in a timely manner, if at all.

         Furthermore, PRP occupies a facility that includes a GMP-approved pilot production plant where all phases of production of clinical-grade IPM occurs, except for filling and lyophilization. There can be no assurance that the Company will be able to maintain the facility's GMP-approved status or that, if approval is not maintained, it will be able to find an alternate GMP-approved production facility.

         COMPETITIVE ENVIRONMENT; TECHNOLOGICAL CHANGE; EFFECTIVENESS OF PRODUCTS. The field of medical devices in general and the particular areas in which the Company will market its products are extremely competitive. In developing and marketing medical devices to treat immune-mediated diseases and cancers, the Company competes with other products, therapeutic techniques and treatments which are offered by national and international healthcare and pharmaceutical companies, many of which have greater marketing, human and financial resources than the Company.

         The immunological therapy market is characterized by rapid technological change and potential introductions of new products or therapies. To respond to these changes, the Company may be required to develop or purchase new products to protect its technology from obsolescence. There can be no assurance that the Company will be able to develop or obtain such products, or, if developed or obtained, that such products will be


                                       7.

commercially viable. In addition, there can be no assurance that the Company's PROSORBA(R) column will prove effective in the treatment of diseases other than ITP or that IPM, if approved for sale by the FDA, will be effective in treating thrombocytopenia or other blood platelet disorders.

         DEPENDENCE ON THIRD PARTY ARRANGEMENTS. The Company's commercial sale of its proposed products and its future product development may be dependent upon entering into arrangements with corporate partners and other third parties for the development, marketing, distribution and/or manufacturing of products utilizing the Company's proprietary technology. While the Company is currently seeking collaborative research and development arrangements and joint venture opportunities with corporate sponsors and other partners, there can be no assurance that the Company will be successful in entering into such arrangements or joint ventures or that any such arrangements will prove to be successful.

         PRIOR EXCLUSIVE AGREEMENT WITH BAXTER; NECESSITY OF ESTABLISHING A SALES FORCE. In February 1994, the Company entered into a 10-year exclusive distribution agreement with Baxter, granting to Baxter distribution rights to its PROSORBA(R) column in the United States and Canada for the treatment of thrombocytopenia and the first right to negotiate for new PROSORBA(R) column indications. Baxter, at its own expense, was to provide sales and marketing support for the sale of the product during the term of the agreement. Baxter assumed the Company's sales and distribution responsibilities in April 1994.

         In March 1996, the Company and Baxter terminated the exclusive distribution agreement, whereby, effective May 1, 1996, the Company regained the right, among other things, to sell its PROSORBA(R) column directly to customers who had previously purchased PROSORBA(R) columns through Baxter as well as to any other potential customers who wish to purchase PROSORBA(R) columns. As a result of the termination of the distribution agreement, the Company is in the process of establishing an internal domestic sales force dedicated solely to marketing and selling its PROSORBA(R) column. To date, the Company has hired 6 salespersons whom are directed solely to selling and marketing the PROSORBA(R) column. There can be no assurance that the Company will be successful in selling its PROSORBA(R) columns directly to any new customers or to any customers who previously purchased PROSORBA(R) columns through Baxter.

         LIMITED INTERNATIONAL SALES AND MARKETING. The Company conducts limited marketing of the PROSORBA(R) column outside the United States through foreign distributors. Sales to foreign distributors have not been material to the Company's results from operations. There can be no assurance that foreign sales arrangements will become material to the Company's results of operations.

         UNCERTAINTY OF PATENT PROTECTION AND CLAIMS TO TECHNOLOGY. With the acquisition of PRP, the Company now holds 13 United States and 8 foreign patents relating to its technology and has also filed other U.S. and foreign patent applications related to its technology. In addition, the Company has an exclusive license for a U.S. patent for a genetic screening test to predict which rheumatoid arthritis patients will develop severe disease. Neither the protection afforded by these patents nor their enforceability can be assured. Furthermore, there can be no assurance that additional patents will be obtained either in the United States or in foreign jurisdictions or that, if issued, such additional patents will provide sufficient protection to the Company's technology or be of commercial benefit to the Company. Insofar as the Company relies on trade secrets and unpatented proprietary know-how, there can be no assurance that others will not independently develop similar technology or that secrecy will not be breached. There can be no assurance that the Company will be able to develop further technological innovations.

         Others have filed applications for, or have been issued, patents and may obtain additional patents and other proprietary rights relating to products or processes competitive with those of the Company. The scope and validity of all such patents is presently unknown. However, the holder of one such patent has challenged the use by the Company of certain technology covered by such patent. On August 5, 1996, the Company filed a complaint for declaratory judgment of noninfringement against such holder in the United States District Court, Southern District of California. On or about December 19, 1996, the holder of such patent filed a motion to dismiss the Company's complaint. Although the Company believes that the holder's patent claims are without merit, there can be no assurances that the Company will be successful in its claim. In addition, the amount of any damages, if any, that may arise as a result of the foregoing actions, including amounts that may become payable by the Company if any, are not reasonably estimable. If other existing or future patents are challenged in litigation or interference proceedings, the Company may become subject to significant liabilities to third parties or be required to seek licenses from third


                                       8.

parties. There can be no assurance that such licenses would be available or, if available, obtainable on acceptable terms.

         In connection with the Merger, the Company acquired certain exclusive rights with respect to the use, manufacture and sale of products and/or processes related to analogs of the compound diadenosine tetraphosphate ("AP4A"), which rights were granted to PRP in July 1992 pursuant to a license agreement between PRP and a collaborator of PRP (the "Licensor"). Under the terms of the license agreement, PRP was obligated to file an IND with respect to the commercial application of such rights within four years of acquiring such rights. Neither PRP nor the Company has filed such IND. Due to such failure, Licensor has the right to cancel upon 30 days written notice the exclusive license or to convert the exclusive license to a nonexclusive license. If Licensor elects to cancel such license, there can be no assurance that the Company will be able to acquire or license similar rights on terms acceptable to the Company, if at all.

         Various scientific personnel of the Company were previously associated with non-profit research or education institutions that typically require researchers to execute agreements giving such institutions broad rights to inventions created or developed during the period that the scientist is associated with such institution. While no such institution has to date asserted rights to the Company's technology, such assertions may be made in the future, and if made, there can be no assurances that the Company will be successful in any such litigation.

         CONCENTRATION OF OWNERSHIP. As of November 1, 1996, Allen & Company Incorporated and Mr. Richard M. Crooks, a director of the Company, beneficially owned approximately 16% and 3.0% respectively, of the outstanding Common
Stock of the Company. Mr. Crooks is also a director and consultant to Allen & Company Incorporated. Together, Mr. Crooks and Allen & Company Incorporated own a significant amount of the total outstanding Common Stock of the Company and may be able to exert substantial influence over the outcome of matters requiring stockholder approval.

         RECOVERABILITY OF ENDING INVENTORIES. As of September 30, 1996, the Company's ending inventory balances consisted of $335,856 of raw materials, $686,392 of work in process and $261,720 of finished goods. In order to recover such ending inventory balances, the Company would have to sell approximately 20% more PROSORBA(R) column units to customers than that amount sold to customers by Baxter during 1995. Such increase represents approximately 60% of the total sales made by the Company's sales force in fiscal year 1993 prior to entering into the Baxter agreement. As a result of the termination of the distribution agreement with Baxter, the Company is actively establishing a domestic sales force to sell the PROSORBA(R) column directly to customers who previously purchased PROSORBA(R) columns from Baxter and to other potential customers who wish to purchase PROSORBA(R) columns directly from the Company. To date, the Company has hired 6 salespersons whom are dedicated solely to selling the PROSORBA(R) column. Although there can be no assurances that the Company's sales force will be successful in selling the Company's product, the Company believes, based upon historical sales figures, that it can generate sufficient sales to recover the ending inventory balances described above with a sales force of between 5 and 7 salespersons dedicated solely to selling the Company's PROSORBA(R) column. On May 1, 1996, the Company increased the sales price of the PROSORBA(R) columns to be sold directly to customers by approximately 9%, the first such price increase implemented by the Company since January 1, 1994. The Company believes that such price increase reflects a nominal price increase for a medical device for the period covered by such increase. However, there can be no assurance that the Company will be successful in selling the PROSORBA(R) column at the increased price, if at all. See "--Prior Exclusive Agreement with Baxter; Necessity of Establishing a Sales Force."

         INSURANCE REIMBURSEMENT. Successful commercialization of a new medical product, such as the PROSORBA(R) column or IPM depends, in part, on reimbursement by public and private health insurers to health care providers for use of such products. The availability of such reimbursement is subject to a variety of factors, many of which could affect the Company as it commercializes use of the PROSORBA(R) column and continues development and commercialization of IPM. Although the Company has been generally successful in assisting health care providers in arranging reimbursement for the use of the PROSORBA(R) column in the treatment of ITP, there can no assurance that public and private insurers will continue to reimburse for the use of the PROSORBA(R)


                                       9.

column. In addition, there can be no assurance that health care providers will reimburse for the use of IPM, when and if commercialized.

         UNCERTAINTY OF HEALTH CARE REFORM. There are widespread efforts to control health care costs in the U.S. and worldwide. Various federal and state legislative initiatives regarding health care reform and similar issues continue to be at the forefront of social and political discussion. These trends may lead third-party payors to decline or limit reimbursement for the Company's product, which could negatively impact the pricing and profitability of, or demand for, the Company's product. The Company believes that government and private efforts to contain or reduce health care costs are likely to continue. There can be no assurance concerning the likelihood that any such legislative or regulatory initiative will be enacted, or market reform initiated, or that, if enacted such reform or initiative will not result in a material adverse impact on the business, financial condition or results of operations of the Company.

         PRODUCT LIABILITY. The use of the PROSORBA(R) column and, when and if approved for use by the FDA, IPM, involve the possibility of adverse effects occurring to end-users that could expose the Company to product liability claims. The Company believes that its product liability insurance coverage is adequate in light of the Company's business. However, although the Company currently maintains product liability insurance coverage, there can be no assurance that such coverage or any increased amount of coverage will be adequate to protect the Company and there can be no assurance that the Company will have sufficient resources to pay any liability resulting from such a claim.

         POSSIBLE VOLATILITY OF STOCK PRICE; ABSENCE OF DIVIDENDS. There has been significant volatility in the market prices of securities of biomedical companies in general, including the Company's securities. Factors such as announcements by the Company or others of technological innovations, results of clinical trials, new commercial products, regulatory approvals or proprietary rights developments, coverage decisions by third-party payors for therapies and public concerns regarding the safety and other implications of biotechnology and biomedical products may have a significant impact on the Company's business and market price of the Company's securities. In addition, in connection with the Merger, the Company is obligated to make a $5,000,000 milestone payment to the former holders of equity securities (including holders of warrants and options) of PRP upon the public announcement of an FDA approvable letter relating to the use of IPM for the treatment of thrombocytopenia. The Company has the option to make such milestone payment in the form of Common Stock of the Company. The issuance of Common Stock with a value of $5,000,000 could have a significant impact on the market price of the Company's securities.

         No dividends have been paid on the Company's Common Stock to date, and the Company does not anticipate paying dividends on its Common Stock in the foreseeable future.

         HAZARDOUS MATERIAL. The Company's research and development programs involve the controlled use of biohazardous materials such as viruses, and may include the use of the HIV virus that causes AIDS. Although the Company believes that its safety procedures for handling such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company.


                                      10.

         LIMITATION OF NET OPERATING LOSS CARRYFORWARDS. The Company's sale of Common Stock in November 1990 and September 1991 when taken together with prior issuances, caused the limitation of Section 382 of the Internal Revenue Code of 1986, as amended, to be applicable. This limitation will allow the Company to use only a portion of the net operating loss carryforwards to offset future taxable income, if any, for federal income tax purposes. Based on the limitations of Section 382 and before consideration of the effect of the sale of securities offered hereby, the Company may be allowed to use no more than approximately $2,450,000 of such losses each year to reduce taxable income, if any. To the extent not utilized by the Company, unused losses will carry forward subject to the limitations to offset future taxable income, if any, until such unused losses expire. All unused net operating losses will expire 15 years after any year in which they were generated. The years in which such expiration will take place range from 1998 to 2010.


                                      11.

                              USE OF PROCEEDS

         The net proceeds to be received by the Company upon exercise of all of the 1,850,000 Unit Warrants, after deducting expenses related to this offering, are estimated to be $4,605,000. There can be no assurance that any of the Unit Warrant Holders will exercise their Unit Warrants.

         The Company anticipates that any proceeds received from the exercise of any Unit Warrants will be used to fund the Company's research and development efforts, including funding preclinical and clinical trials related to the PROSORBA(R) column and IPM, at the discretion of the Company. The proceeds will also be used for working capital and general corporate purposes. However, actual expenditures could vary significantly from these amounts depending upon a large number of factors, some of which are outside the Company's control.

         Pending the foregoing uses, the net proceeds will be invested in short-term, high-grade, interest-bearing securities. The Company believes it meets the exemptions from being considered an "investment company" as defined under the Investment Company Act of 1940, as amended.

         The Company anticipates that additional financing will be required after the use of the proceeds of this offering to continue to fund operations of the Company. No assurance can be given that such additional financing will be obtained when needed or on terms acceptable to the Company.

              DESCRIPTION OF UNIT WARRANTS AND PLAN OF DISTRIBUTION

         The following description of the Unit Warrants does not purport to be complete and is qualified in its entirety by this reference to that certain Warrant Agreement dated as of August 29, 1991 (the "Warrant Agreement") between the Company and Manufacturers Hanover Trust Company of California (now known as Chemical Trust Company of California), which agreement was subsequently assigned to American Stock Transfer & Trust Company on July 23, 1996, the warrant agent for the Unit Warrants.

         By means of a prospectus which was a part of a registration statement on Form S-1 (Registration No. 33-41225) declared effective by the Commission on August 29, 1991, the Company sold 1,850,000 Units. Pursuant to the Warrant Agreement, holders of each Unit Warrant (the "Unit Warrant Holders") are entitled to purchase one share of the Company's Common Stock at an exercise price of $2.50. The termination date of the Unit Warrants was December 31, 1996 until the Company on December 13, 1996 amended the terms of the Unit Warrants to provide that they would be exercisable until April 30, 1997. The Company will issue and sell fully paid and nonassessable Common Stock to Unit Warrant Holders upon surrender of a Unit Warrant with the form of election to exercise and payment of the applicable exercise price to the Company's transfer agent. All or any portion of the Unit Warrants are redeemable, in whole or in part, at the option of the Company, at a redemption price of $.75 per share. In the event of certain changes in the Company's capitalization, however, the exercise price and number of shares of Common Stock purchasable upon exercise of the Unit Warrants are subject to adjustment. The Unit Warrants are transferable. The Company is bearing all costs of registering the Common Stock issuable upon exercise of the Unit Warrants.

                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby was passed upon for the Company by Bogle & Gates, Seattle, Washington.

                                     EXPERTS

         The consolidated financial statements of the Company at December 31, 1995 and 1994, and for the years then ended, appearing in the Company's Annual Report (Form 10-K/A) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                      12.

         The consolidated statements of operations, cash flows and stockholders' equity of the Company for the year ended December 31, 1993, incorporated herein by reference from the Company's Annual Report on Form 10-K/A for the year ended December 31, 1995, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                      13.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 4.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All of the amounts shown are estimates, except for the SEC registration fee.

                  SEC Registration fee..........................................               $ 1,595*
                  Legal fees and expenses.......................................                10,000
                  Accounting fees and expenses..................................                 5,000
                  Miscellaneous ................................................                 3,405
                                                                                                 -----
                          Total.................................................               $20,000


* Previously paid upon the initial filing of the registration statement.

ITEM 5.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

        The Registrant's Certificate of Incorporation and By-laws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

         The Registrant has entered into a letter agreement with a certain former executive officer whereby the Registrant has agreed to pay for certain expenses (including attorney's fees) incurred by such executive officer related to an inquiry being conducted by the State of Washington's Board of Accountancy in advance of any final disposition of such inquiry. In the event it is ultimately determined that such executive officer is not entitled to indemnification under the terms of the Registrant's Bylaws or other applicable laws or regulations such executive officer is obligated to repay all amounts advanced by the Registrant on such executive officer's behalf.

         The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER   DESCRIPTION OF DOCUMENT

  4.1 Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 3.2 of the Registrant's registration statement, (No. 33-41225), declared effective by the Commission on August 29, 1991)

  4.2 Bylaws (Incorporated by reference to Exhibit 3.1 of the Registrant's registration statement, (No. 33-41225), declared effective by the Commission on August 29, 1991)

 *5.1    Opinion of Bogle & Gates

*23.1    Consent of Bogle & Gates (included in Exhibit 5.1)

 23.2    Consent of Ernst & Young LLP, independent auditors

 23.3    Consent of Coopers & Lybrand L.L.P., 1993 independent auditors

 24.1 Power of Attorney. Reference is made to page II-4 of this Registration Statement

*99.1    Warrant Agreement dated as of August 29, 1991 between IMRE
         Corporation and Manufacturers Hanover Trust Company of California (now known as Chemical Trust Company of California)

*99.2 Successor Warrant Agent Agreement dated July 23, 1996 between the Registrant and American Stock Transfer & Trust Company

------------
* Previously filed with this registration statement

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (3) That, for the purposes of determining liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                               SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 2, 1997.

                                          CYPRESS BIOSCIENCE, INC.

                                          By: /s/ JAY D. KRANZLER
                                              -----------------------------
                                              Jay D. Kranzler, M.D., Ph.D.
                                              Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form S-3 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                 Title                                         Date
---------                                 -----                                         ----


/s/ JAY D. KRANZLER                       Vice Chairman of the Board of Directors       January 2, 1997
---------------------------------------   and Chief Executive Officer
Jay D. Kranzler, M.D., Ph.D.              (Principal Executive Officer)


*/s/ DEBBY JO BLANK                       President, Chief Operating Officer and        January 2, 1997
---------------------------------------   Director
Debby Jo Blank, M.D.

/s/ SUSAN E. FEINER                       Director of Finance, Controller and           January 2, 1997
---------------------------------------   Secretary
Susan E. Feiner                           (Principal Financial Officer)


*/s/ RICHARD M. CROOKS, JR.               Chairman of the Board                         January 2, 1997
---------------------------------------
Richard M. Crooks, Jr.

*/s/ PHILIP J. O'REILLY                   Director                                      January 2, 1997
-------------------------------------
Philip J. O'Reilly

*/s/ JACK H. VAUGHN                       Director                                      January 2, 1997
-------------------------------------
Jack H. Vaughn


*By: /s/ SUSAN E. FEINER
    ---------------------------------
         Susan E. Feiner
         Attorney-in-Fact

                                EXHIBIT INDEX
                                -------------


EXHIBIT
NUMBER   DESCRIPTION OF DOCUMENT

  4.1 Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 3.2 of the Registrant's registration statement, (No. 33-41225), declared effective by the Commission on August 29, 1991)

  4.2 Bylaws (Incorporated by reference to Exhibit 3.1 of the Registrant's registration statement, (No. 33-41225), declared effective by the Commission on August 29, 1991)

 *5.1    Opinion of Bogle & Gates

*23.1    Consent of Bogle & Gates (included in Exhibit 5.1)

 23.2    Consent of Ernst & Young LLP, independent auditors

 23.3    Consent of Coopers & Lybrand L.L.P., 1993 independent auditors

 24.1 Power of Attorney. Reference is made to page II-4 of this Registration Statement

*99.1    Warrant Agreement dated as of August 29, 1991 between IMRE
         Corporation and Manufacturers Hanover Trust Company of California (now known as Chemical Trust Company of California)

*99.2 Successor Warrant Agent Agreement dated July 23, 1996 between the Registrant and American Stock Transfer & Trust Company

------------
* Previously filed with this registration statement